PART II– PRELIMINARY OFFERING CIRCULAR DATED JANUARY 23, 2018
SUBJECT TO COMPLETION

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

ELECTROMEDICAL TECHNOLOGIES, Inc.

16561 N 92nd STREET, suite 101

ScotTsdale, AZ 85260

888-880-7888

The company is following the “Offering Circular” format of disclosure under Regulation A.

UP TO 7,042,254 SHARES OF COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 37

Electromedical Technologies, Inc., a Delaware corporation (the “company”), is offering up to 7,042,254 shares of Common Stock being offered at a price of $0.71 per share with a minimum purchase of  352 shares per investor offered on a “best efforts” basis (the “Offering”). The minimum aggregate amount of shares offered is $500,000 (the “Minimum Offering”) and maximum aggregate amount of the shares offered is $5,000,000  (the “Maximum Offering”). The proposed offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission, or the Commission or SEC. The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in our sole discretion.

1

Until we achieve the Minimum Offering amount, the proceeds for the Offering will be kept in a non-interest bearing offering deposit account. Upon achievement of the Minimum Offering amount and the closing on such amount, the proceeds from the Minimum Offering amount will be distributed to us and the associated shares will be issued to the investors. The company may undertake one or more closings on a rolling basis once the Minimum Offering amount is sold. After each closing, funds tendered by investors will be available to the company. If the Offering does not close, the proceeds for the Offering will be promptly returned to investors, without deduction and without interest. FinTech Clearing, LLC will serve as the offering deposit account agent. Checks should be made payable to FinTech Clearing, LLC (the “Offering Deposit Agent”) as offering deposit account agent for ElectroMedical Technologies, Inc.

	Price to Public	Underwriting discount and commissions (1)	Proceeds, before expenses, to the company (2)
Per share	$0.71	$0.049	$0.661
Total Minimum	$500,000	$35,000	$465,000
Total Maximum	$5,000,000	$350,000	$4,650,000

(1)	This table depicts selling commissions and reimbursement expense of 7% of the gross offering proceeds. We will pay FinTech Clearing, LLC, our managing broker-dealer, selling commissions of up to 7% of the gross Offering proceeds. See “Plan of Distribution.” This table does not depict reimbursement of accountable expenses incurred in connection with this Offering to FinTech Clearing, LLC of $50,000.

(2)	Does not reflect payment of expenses of this Offering, which are estimated to not exceed $620,000 and which include, among other things, professional fees, accountable expenses to FinTech Clearing, LLC, and marketing expenses, but not state filing fees.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

2

An investment in our Common Stock is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the “Risk Factors” on page 7.

No sales of Offered Shares will be made prior to the qualification of the Offering Statement by the SEC in the United States. All Offered Shares will be initially offered in all jurisdictions at the same U.S. dollar price that is set forth in this Offering Circular.

The date of this Offering Circular is __________, 2018.

3

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

4

SUMMARY

The following summary highlights selected information contained in this offering circular.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this offering circular, including, but not limited to, the risk factors beginning on page 7. In this Offering Circular, the term “Electromedical”, “Electromedical Technologies”, “we”, “us”, “our”, or “the company” refers to Electromedical Technologies, Inc. (from 2007 the company was Electro Medical Technologies, LLC and converted to Electromedical Technologies, Inc. in 2017).

Our Company

Electromedical Technologies is a bioelectronics manufacturing company owned and managed by its founder since it began operations around 15 years ago. The company has medical device clearance in the United States (FDA), Canada (Health Canada), Europe (CE 0459), and Mexico (Cofepris) and complies with ISO 13485. Electromedical Technologies designs and develops simple-to-use bioelectronics therapy devices, which we believe in most cases provide immediate and long-lasting pain relief across a broad range of ailments. Our mission is to improve global wellness for people suffering from various painful conditions by relieving chronic and acute pain using energy, frequency and vibration as an alternative to pharmaceuticals; and one day, to read and modify electrical signals passing along nerves in the body, to restore long-term health.

The Offering

Securities offered:	Maximum of 7,042,254 shares of Common Stock
Common Stock Outstanding before the Offering:	15,000,000 shares
Common Stock Outstanding after the Offering:	22,042,254 shares (1)
Minimum offering amount:	$500,000
Maximum offering amount:	$5,000,000
Minimum Investment Amount:	The minimum subscription amount per investor is $250, and subscriptions, once received, are irrevocable.
Use of Proceeds:	The net proceeds of this Offering will be used primarily to cover research and development and production for the WellnessPro POD, research and development and production for the WellnessPro ION Pen, general research and development, sales and marketing, debt repayment, and workforce and operating capital, including executive compensation. The details of our plans are set forth in our “Use of Proceeds” section.
Investment Amount Restrictions:	Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

5

(1) Assumes the sale of all 7,042,254 shares, the Maximum Offering pursuant to this Offering Circular.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are reliant on one main type of product;
•	We are a comparatively early stage company and have not generated profits in the past two years;
•	Our revenues and profits are subject to fluctuations;
•	We face significant market competition;
•	We operate in an industry that is competitive and subject to technological change;
•	We may receive a significant number of warranty claims or our products may require significant amounts of service after sale;
•	Product and software defects could harm our business;
•	We manufacture a medical device, and therefore could be subject to litigation;
•	We rely on distributors to sell our products;
•	We rely on third party manufacturers and service providers;
•	We currently rely on third party manufacturers located in Asia;
•	We depend on key personnel and have a difficult time recruiting needed personnel;
•	Our strategies to grow our business may not be successful;
•	We are subject to substantial regulation and industry standard guidelines related to the manufacturing, labeling and marketing of our products;
•	We currently do not have regulatory approval or marketing pre-clearance for the WellnessPro POD and our ability to succeed will depend on our ability to obtain FDA and other regulatory approvals and clearance for our future products and product improvements;
•	We operate in a market that is subject to changing statutory provisions and regulations and interpretations of those statutory provisions and regulations;
•	We may be subject to patient data protection requirements;
•	We may not be able to protect all of our intellectual property;
•	If the company cannot raise sufficient funds it will not succeed;
•	As a growing company, we have to develop reliable accounting resources and internal controls;
•	Failure to achieve and maintain effective controls could prevent us from producing reliable financial reports;
•	Voting control is in the hands of our founder and CEO;
•	Future fundraising may affect the rights of investors; and
•	There is no current market for our Common Stock.

6

RISK FACTORS

The purchase of the securities offered hereby involves a high degree of risk. Each prospective investor should consult his, her or its own counsel, accountant and other advisors as to legal, tax, business, financial, and related aspects of an investment in the securities offered hereby. Prospective investors should carefully consider the following specific risk factors, in addition to the other information set forth in this Offering Circular, before purchasing the securities offered hereby.

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

We are reliant on one main type of product.

We currently rely, and in the future will rely, on sales of our current and new WellnessPro products for our revenues. Though our WellnessPro POD product will be a consumer-focused version of our existing clinical product, it may not receive the market acceptance needed to achieve our revenue goals. Further, the current version of our product, the WellnessPro Plus, may face resistance in the market and we may not be able to expand the market acceptance of this product. Achieving and maintaining market acceptance of WellnessPro products could be negatively impacted by many other factors, including, but not limited to:

•	lack of sufficient evidence supporting the benefits of WellnessPro over competitive products or other available treatment or lifestyle management;
•	patient resistance to using the device or making required payments;
•	results of clinical studies relating to WellnessPro or similar products;
•	inability to receive FDA clearance or similar regulatory approvals or clearances to market our device as planned or to sell our device over-the-counter;
•	claims that WellnessPro, or any component thereof, infringes on patent or other intellectual property rights of third-parties;
•	perceived risks associated with the use of WellnessPro or similar products or technologies;
•	the introduction of new competitive products or greater acceptance of competitive products;
•	adverse regulatory or legal actions relating to WellnessPro or similar products or technologies; and
•	problems arising from the outsourcing of our manufacturing capabilities, or our existing manufacturing and supply relationships.

Any factors that negatively impact sales of WellnessPro would adversely affect our business, financial condition and operating results.

7

We are a comparatively early stage company and have not generated profits in the last two years.

Electromedical Technologies began operations in 2003 and has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with comparatively new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our board of directors determines that we are financially able to do so. Electromedical Technologies incurred losses in the fiscal years ended December 31, 2015 and December 31, 2016. As of September 30, 2017, the company has incurred $1,226,794 of accumulated net losses. There is no assurance that we will be profitable in the near future or generate sufficient revenues to pay dividends to the holders of the shares.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: general industry trends in the pain management, rehabilitation and physical therapy market, the perception of the efficacy of our products, our ability to market our products to consumer and medical practitioners, headcount and other operating costs, general industry and regulatory conditions and requirements. The company's operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

We face significant market competition.

We operate in the pain management, rehabilitation and physical therapy market. We not only compete with other similar devices that treat pain and other medical ailments but also with traditional treatment approaches such as drug prescriptions and surgery and rehabilitation therapy. Further, our competitors include several large, diversified companies who have more financial, marketing and other resources, distribution networks and greater name recognition than us. Our ability to be successful will depend on our ability to compete with both device competitors as well as other treatment approaches.

We operate in an industry that is competitive and subject to technological change.

The bioelectronics and electro medicine industries are characterized by competition and technological change, where we compete on a variety of factors, including price, clinical outcomes, product features and services. Potential competitors include large medical device manufacturers and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competitors may be able spend more money on marketing campaigns, respond quicker to new technological changes, or be better adept at attracting customers, employees and partners. If our competition is better able to develop and market products or services that are cheaper, safer, more effective or otherwise more appealing to consumers, we may be unable to effectively compete.

8

We may receive a significant number of warranty claims or our products may require significant amounts of service after sale.

Sales of the new WellnessPro products will include a one-year warranty to cover issues other than for normal wear and tear. We will also provide customers with the option to purchase an extended warranty to extend the standard warranty from a one-year to a three-year warranty. As the number and complexity of the features and functionalities of our products increase, we may experience a higher level of warranty claims. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated expenditures for parts and services, which could have a material adverse effect on our operating results.

Product and software defects could harm our business.

Manufacturing or design defects, unanticipated use of our products or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events, including recalls or safety alerts relating to WellnessPro products (either voluntary or required by the FDA or similar governmental authorities in other countries). These recalls could lead to significant costs or the removal of our product from the market. Further, even though we rely on third-party manufacturers, their liability is limited contractually; therefore, we could bear the burden of the costs for manufacturing defects. In addition, any defects could subject us to product liability claims, reputational damage and negative publicity, all of which would negatively impact our business.

We manufacture a medical device and therefore could be subject to litigation.

Product liability claims are common in the medical device industry. Even though, we have not been subject to such claims in the past, we could be the defendant in a lawsuit including those related to product liability claims alleging defects in the design, manufacture or labeling of our products. Any litigation, regardless of its merit or eventual outcome, could result in significant legal costs and high damage awards or settlements. Although we currently maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or at adequate amounts.

We rely on sales representatives and distributors to sell our products.

We currently sell our products to consumers through a network of independent sales representatives and distributors, domestically and internationally, as well as through the company’s website.  We are dependent upon these sales representatives and distributors to both sell our products and assist in the promotion and marketing of our products; however, they are under no contractual obligation to continue to promote our products to their customers.  Further, our sales representatives and distributors can sell the products of our competitors and are not required to promote our product over those of our competitors. Many of our sales representatives and distributors may terminate their relationship with us at any time. Moreover, one of our distributors represents approximately 20% of our annual sales. If we are no longer able to rely on one of more of our distributors, we may experience a decrease in sales, which will negatively impact our business.

9

We rely on third party manufacturers and service providers.

We currently use third party manufacturers to manufacture our products, and a U.S.-based third party global sourcing provider to source and manage, according to our specifications, our production that is currently based in Asia. For our business strategy to be successful, our contract manufacturers must be able to manufacture our products in sufficient quantities in compliance with regulatory requirements and quality control standards (including in accordance with agreed upon specifications), at acceptable costs and on a timely basis. Increases in our product sales, whether forecasted or unanticipated, could strain our ability to manufacture this increased volume of our current or future products in a manner that meets these various requirements. In addition, though we are not restricted from engaging an alternative service provider or manufacturers, the process of moving our manufacturing activities could be time consuming and costly, and may limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business.

We currently rely on third party manufacturers located in Asia.

Currently, our products are primarily produced by, and purchased or procured from, independent manufacturing contractors located in Asia, mainly in China. A manufacturing contractor’s failure to ship our products to us in a timely manner or meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. Due to our overseas production, which is more than 80% of total production, our business is subject to the following risks:

•	political and economic instability, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods;
•	imposition of regulations and quotas relating to imports;
•	imposition of increased duties, taxes and other charges on imports;
•	labor shortages in China;
•	a significant decrease in availability or an increase in the cost of raw materials;
•	restrictions on the transfer of funds to or from China;
•	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;
•	increases in the costs of fuel, travel and transportation;
•	increases in manufacturing costs in the event of a decline in the value of the United States dollar against major world currencies, particularly the Chinese Yuan, and higher labor costs being experienced by our manufacturers in China; and
•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent us from selling or manufacturing products in any significant international market, prevent us from acquiring products from foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business.

We depend on key personnel and have a difficult time recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our founder and Chief Executive Officer, Matthew Wolfson, and our computer and engineering teams. In addition, due to our financial resources and specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

10

Our strategies to grow our business may not be successful.

We are pursuing a variety of strategies to grow our business, including:

•	collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships;
•	pursuing sales in international markets; and
•	acquisitions of complementary products or technologies.

In addition to stretching our financial and management resources, each of these strategies has its own inherent risks. For instance, arranging collaborations, licensing arrangements, joint ventures, strategic alliances, partnerships and acquisitions can be a lengthy and complex process and we may not enter into such arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. Even if we do enter into such arrangements, they may not result in achieving and developing new models and revenue streams. Expansion internationally could result in additional costs and risks, including those related to development of new distribution channels, increased shipping and distribution costs, compliance with foreign laws and regulations as well as U.S. law controlling international business practices of U.S. companies (such as regulations under the Foreign Corrupt Practices Act and the requirements of the Office of Foreign Assets Control), currency fluctuations as well as subjecting us to geopolitical and trade risks. Failure to implement growth strategies could severely impair our business.

We are subject to substantial regulation and industry standard guidelines related to the manufacturing, labeling and marketing of our products.

The FDA, other applicable U.S. and foreign government agencies, and industry associations regulate or provide guidance on the types of products that we can produce and how we manufacture, label, sell and market those products. For instance, we have received 510(k) clearance for our WellnessPro Plus device that allows us to market the device for relief of chronic pain and adjunctive treatment of post surgical and post traumatic acute pain. We may not receive similar clearance for our new devices or be able to expand to the scope of our clearance to market our devices more broadly. Further, our current device is only available with a prescription; there can be no guarantee that we will be able to sell our new device over-the-counter as planned. These regulations also relate to product quality, safety and effectiveness. Further, our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the FDA’s Quality System Regulation (“QSR”) and comparable foreign and ISO regulations. Moreover, as part of our business plan, we have previously partnered and plan in the future to partner with third parties in the development and manufacturing of these products. We may have limited ability to control any partners’ process and quality control. Further, we do not independently have regulatory counsel and rely on our partners’ specifications for compliance with their regulations and guidelines. Failure by us or our partners to comply with current or future government regulations and quality assurance guidelines or concerns related to safety and manufacturing issues could lead to product recalls, fines, temporary manufacturing shutdowns, product shortages, declines in sales, loss of approvals and certifications, and delays in manufacturing. Any or all of these actions could result in our failure to continue operations or become profitable.

11

We currently do not have regulatory approval or marketing pre-clearance for the WellnessPro POD and our ability to succeed will depend on our ability to obtain FDA and other regulatory approvals and clearance for our future products and product improvements.

We have received 510(k) clearance from the FDA to market our WellnessPro Plus device where the indication for use is (i) the relief of chronic, intractable pain and (ii) the adjunctive treatment of post surgical or post-traumatic acute pain. We are currently in the process of development of the WellnessPro POD and once we do, we intend to apply for similar clearance and broaden the scope of the indications of use. However, if we are unable to get the clearance or expand how we can market the device, that will limit our ability to market and sell our device. Further, our WellnessPro Plus device currently requires a prescription. We believe the new device will have modalities that will not require prescriptions and could be sold over-the-counter in the United States. If we are unable to get the requisite approval to sell over-the-counter, it could limit our sales prospects for the device and therefore impair future revenues. In addition, future products or improvements to our current product may require regulatory approval and clearance, which there is no guarantee that we will receive.

We operate in a market that is subject to changing statutory provisions and regulations and interpretations of those statutory provisions and regulations.

Regulatory authorities and legislative bodies pass inconsistent and constantly changing laws and regulations, including in the areas related to medical devices, labor and employment laws, and import-export regulations. In particular, we are subject to various domestic and international laws and regulations which determine how we develop, test, manufacture, label, store, install, service, advertise, promote, market, distribute, import, export and market our products. Currently, the WellnessPro device is considered a Class II device by the FDA. See “The Company’s Business – Regulation.” We anticipate that our current products and future products will continue to be governed by Class I and Class II and in the future possibly Class III requirements. Changes in laws and regulations or different interpretations of those laws and regulations could make it difficult or impossible to comply or increase our regulatory compliance burdens and therefore hinder our ability to operate profitably. In addition, various laws govern healthcare and the payment for medical devices. Some of our clients are able to purchase our devices because of reimbursements from third parties, including independent and government sponsored insurance schemes. Changes in reimbursements or how our devices are classified could negatively impact our business.

We may be subject to patient data protection requirements.

There are a number of federal, state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services, or HHS, promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. If we or any of our service providers are found to be in violation of the promulgated patient privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and operating results.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining patent protection for our methods of manufacturing our products, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future patents or defend our current and future patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert patent infringement claims with respect to our products or technologies. Any litigation relating to either protecting our intellectually property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

As a growing company, we have to develop reliable accounting resources and internal controls. Failure to achieve and maintain effective controls could prevent us from producing reliable financial reports.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports. We are in the process of implementing a system of internal controls. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

12

If the company cannot raise sufficient funds it will not succeed.

Electromedical is offering stock in the amount of up to $5 million in this Offering, and may close on any investments after we reach our Minimum Offering amount of $ 500,000. If we reach our Minimum Offering amount, this will not be enough money for us to fully develop our prototype for the WellnessPro POD and achieve our marketing goals. Further, even if the Maximum Offering amount is raised, the company may need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, it may not survive. If the company manages to raise only the minimum amount of funds sought, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.”

Voting control is in the hands of our founder and CEO.

Voting control is concentrated in the hands of our founder and CEO. Therefore, you will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Our CEO is entitled to make all major decisions regarding the company.

Future fundraising may affect the rights of investors.

In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital-raising, such as loan agreements (and including the re-negotiation of the company’s Revolver loan), may include covenants that give creditors greater rights over the financial resources of the company. Further future refinancings, including that of the Revolver may be on terms less favorable than our current terms, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

There is no current market for our Common Stock.

There is no formal marketplace for the resale of our Common Stock. The shares may be traded over-the-counter to the extent any demand exists. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since we have not established a trading forum for the Common Stock, there will be no easy way to know what the Common Stock is “worth” at any time. Even if we were to eventually list on Nasdaq or seek a quotation on the “OTCQX” or the “OTCQB” markets, there may not be frequent trading and therefore no market price for the Common Stock.

13

DILUTION

The term "dilution" means the reduction of any one share as a percentage of the aggregate shares outstanding. If all of the shares in this Offering are fully subscribed and sold, the Shares offered herein will constitute approximately 25% of the total shares of the company. The company anticipates that subsequent to this Offering the company may require additional capital and such capital may take the form of other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the shares sold herein in the company.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this Offering.

As of September 30, 2017, the net tangible book value of the Company was ($528,810).  Based on the number of shares of Common Stock issued and outstanding as of the date of the offering (15,000,000 shares) that equates to a net tangible book value of approximately ($0.03) per share of Common Stock on a pro forma basis. Net tangible book value per share consists of stockholder's deficit divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such net tangible book value after September 30, 2017, other than to give effect to the sale of 7,042,254 shares of Common Stock being offered by the company in this Offering for the subscription amount of $5,000,000, the pro forma net tangible book value, assuming full subscription, would be $4,471,190.  Based on the total number of shares of Common Stock that would be outstanding assuming full subscription (22,042,254) that equates to approximately $0.20 of tangible net book value per share.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Common Stock owned by our current stockholders will have immediately increased by approximately $0.23 without any additional investment on their behalf and the net tangible book value per Share for new investors will be immediately diluted by $0.51 per share. These calculations do not include the costs of the Offering, and such expenses will cause further dilution.

The following table illustrates this per share dilution:

Offering price per Share *	$0.71
Net Tangible Book Value per Share before Offering (based on 15,000,000 shares)	$(0.03)
Increase in Net Tangible Book Value per Share Attributable to Shares Offered in Offering (based on 7,042,254 shares)	$0.23
Net Tangible Book Value per Share after Offering (based on 22,042,254 shares)	$0.20
Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$0.51

*Before deduction of Offering expenses

14

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

15

PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

We are offering a maximum of 7,042,254 common shares on a “best efforts” basis.

The offers and sales of our shares of Common Stock will be made on best efforts basis by broker-dealers who are members of FINRA. We have engaged FinTech Clearing, LLC (the “Managing Broker-Dealer”) as our dealer-manager for the offering to conduct this Offering on a “best efforts” basis up to the Maximum Offering amount of $5,000,000. We have entered into an Engagement Agreement for the sale of our shares, as amended November 30, 2017, with of our Managing Broker-Dealer (the “Engagement Agreement”), which has been filed with the SEC as an exhibit to the Offering Statement of which this Offering Circular is a part.

The Engagement Agreement provides that the obligation of the Managing Broker-Dealer to arrange for the offer and sale of the shares of our Common Stock, on a best efforts basis, is subject to certain conditions precedent. The Managing Broker-Dealer is under no obligation to purchase any share of our Common Stock. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The Managing Broker-Dealer is under no obligation to take the securities and has not committed to purchase any of the Common Stock offered herein. None of the Common Stock being sold in this Offering are being sold by present security holders.

The Managing Broker-Dealer will have the right to enter into participating dealer agreements with other broker-dealers or dealers participating in the Offering, all of whom will be members of FINRA, and some of whom may use online platforms to market the Offering. Broker-dealers desiring to become members of the selling group will be required to execute a participating dealer agreement with our Managing Broker-Dealer either before or after the date of this Offering circular. Our Managing Broker-Dealer may also sell Common Stock for cash directly to its own clients and customers at the offering price and subject to the terms and conditions stated in this Offering Circular.

Until we achieve the minimum offering amount, the proceeds for the offering will be kept in a non-interest bearing offering deposit account.

The Managing Broker-Dealer will receive a selling commission of 7% of the total dollar amount of equity capital raised in the Offering. We have agreed to reimburse the Managing Broker-Dealer for expenses incurred relating to the Offering, including all actual fees and expenses incurred by the Managing Broker-Dealer in connection with, among other things, road shows, legal fees, etc. The maximum accountable expenses, excluding the commissions described above, to be paid or reimbursed by the company in connection with this offering is $50,000, however, we estimate these expenses to be approximately $25,000. We agreed to pay $15,000 towards these expenses up front. We have also agreed to pay the Managing Broker-Dealer a due diligence fee of $25,000 payable upon the initial closing. All payments advanced to the Managing Broker-Dealer prior to the qualification of this offering shall be refundable to the extent such expenses are not actually incurred.

After the qualification of the Offering as exempt from registration pursuant to Section 3(b)(2) of the Securities Act and Tier 2 under Regulation A promulgated thereunder by the SEC, our Managing Broker-Dealer and the selected dealers will commence the offering of the Common Stock for cash to the public in jurisdictions in which the shares of Common Stock are registered or qualified for sale or in which the Offering is otherwise permitted. No sale of shares shall be regarded as effective unless and until accepted by us.

16

The initial term of the Engagement Agreement commenced on June 9, 2017 and shall continue until such time as:

•	either party informs the other in writing 30 days prior to the end of the current term of its intent to terminate this Agreement. This Agreement may be terminated prior to the end of the current term, by mutual written consent of the parties hereto:

a.	by either party, upon 30 days’ prior written notice, if a closing with respect to the Offering does not occur within 12 months of the date hereof; and

b.	by Managing Broker-Dealer in the event that Client fails to pay any amount due hereunder within 30 days of the due date.

•	Termination of this Agreement will not affect Managing Broker-Dealer’s right to receive all Fees earned, but not paid, prior to the date of termination. It is understood and agreed that the provisions of this Agreement relating to the payment of fees and expenses, confidentiality and indemnification shall survive any termination of this Agreement.

We intend to market the Common Stock in this Offering in whole or in part, through the FlashFundersTM online platform located at http://www.flashfunders.com (the “Platform”) operated by FlashFunders, Inc. (collectively, with its subsidiaries and affiliates, “FlashFunders”), where this Offering Circular will be posted. FlashFunders, through its wholly owned subsidiary, FinTech Clearing, LLC, a FINRA member has been further engaged to provide certain technology and cash management services, including offering deposit account agency services, in connection with this Offering. The fee for FinTech Clearing LLC’s services, equal to 0.5% of the gross Offering proceeds, is included in the reimbursement to FinTech Clearing, LLC of accountable expenses incurred in connection with this Offering. Information with respect to the Offering will be posted on our own website and prospective investors will be directed to the FlashFunders site. All transactions will be effected by the Managing Broker-Dealer as described above.

The Offering will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date that is twelve months from the date of this Offering Statement being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion, which may happen at any time (the “Offering Termination Date”). The Managing Broker-Dealer has agreed to comply with the provisions of SEC Rule 15c2-4 as to all funds provided by you for the purchase of the Shares. Those funds will be deposited by you into a deposit account with FlashFunders where they will stay until a closing or cancellation of the Offering. On any closing date for the Offering, the deposited funds, minus applicable expenses, will be delivered to our company.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

17

All subscribers will be instructed by FlashFunders to transfer funds by wire, check, ACH transfer or other electronic funds transfer method approved by FlashFunders directly to the deposit account established for this Offering.

Once the Minimum Offering amount is achieved, there are no plans to return funds to subscribers if all of the securities to be offered are not sold. There will be no material delay in the payment of the proceeds of the Offering by FlashFunders to us. Funds provided for the purchase of the Shares may not be withdrawn by investors after a date specified by the company prior to the earlier of the closing of the Offering or the Offering Termination Date. We can terminate the Offering at any time in our sole discretion.

Subscription Process

If you decide to subscribe for any Common Stock in this Offering, you should: go to the Offering page at www.flashfunders.com/emt, click on the “Invest” button and follow the procedures as described.

•	Electronically receive, review, execute and deliver to us through Docusign, a Subscription Agreement; and
•	Deliver funds by wire transfer, check, providing bank account information for the Offering Deposit Agent to debit the funds for the amount set forth in the Subscription Agreement directly to the specified bank account maintained by the Offering Deposit Agent, or other electronic funds transfer method approved by FlashFunders.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such Subscription Documents upon request after a potential investor has had ample opportunity to review this Offering Circular. Further, we will not accept any money until the SEC declares the Offering Statement qualified.

Following the initial closing on the minimum offering amount, we anticipate that we may hold one or more additional closings for purchases of the Offered Shares until the offering is fully subscribed or we terminate the Offering. Proceeds will be held with the Offering Deposit Agent in an offering deposit account subject to compliance with Exchange Act Rule 15c2-4 until closing occurs. Our Managing Broker-Dealer and/or the participating broker-dealers will submit a subscriber's form(s) of payment in compliance with Exchange Act Rule 15c2-4, generally by noon of the next business day following receipt of the subscriber's subscription agreement and form(s) of payment.

You will be required to represent and warrant in your subscription agreement that you are an accredited investor as defined under Rule 501 of Regulation D or that your investment in the shares of Common Stock does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of your most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the shares of Common Stock for your own account and that your rights and responsibilities regarding your shares of Common Stock will be governed by our chart and bylaws, each filed as an exhibit to the Offering Circular of which this offering circular is a part.

18

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the Offering Deposit Agent, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Registrar and Transfer Agent, Book-Entry Only

We have engaged Computershare Trust Company, N.A. as our SEC registered transfer agent (the “Transfer Agent”).

All Shares will be issued by our Transfer Agent to investors in book-entry only format and will be represented by a stock transfer ledger, maintained by our Transfer Agent.

 Investors in the Shares will not be entitled to have the stock certificates registered in their names, and will not receive or be entitled to receive physical delivery of the Shares in definitive form. Transfers of investors, common stock will be facilitated through the Transfer Agent. As a result, you will not be entitled to receive a stock certificate representing your interest in the Shares. Your ability to pledge Shares, and to take other actions, may be limited because you will not possess a physical certificate that represents your Shares. Investors will receive written confirmation from the Transfer Agent upon closing of their purchases. Transfers of the Shares will be recorded on the stock transfer ledger maintained by the Transfer Agent. We have no responsibility for any aspect of the actions of the Transfer Agent. In addition, we have no responsibility or liability for any aspect of the records kept by the Transfer Agent relating to, or payments made on account of investors in, the Shares, or for maintaining, supervising or reviewing any records relating to ownership of Shares. We also do not supervise the systems of the Transfer Agent.

Offering Perks

At stepped investment levels, the company plans to offer investment packages that provide for free versions of our product. The company plans to offer the following benefits at various levels of investment:

Minimum Number of Shares	Minimum Dollar Investment	Rewards
	$1,000	One WellnessPro POD unit* Approximate market value: $895
	$5,000	One WellnessPro Plus unit** and one WellnessPro POD unit Approximate market value: $4,345

*The reward includes the unit itself but does not include the required monthly subscription charges, which we currently estimate to be $10 - $30 a month depending on the level of service.

**A prescription or distributor application is required prior to shipment.

19

The rewards will be based on the availability of units and we anticipate the WellnessPro Plus units will be available upon a closing and the WellnessPro POD unit will be available after the completion of the first product run, which we estimate will be in late 2018. If we are unable to receive approval to sell the WellnessPro POD over-the-counter, the device will only be available with a prescription. To receive the devices with a prescription or distributor application, the investor will be required to follow our normal protocol used in the provision of the devices, which will be found on our website. The rewards are subject to the availability of the units and the company reserves the right to terminate the offer investment packages at any time during the Offering, including in the scenario where the costs of the investment packages exceed more than 5% of the total amount raised in this Offering. If the awards are no longer available we will file a supplement to this Offering Circular. The market value is based on our manufacturer’s suggested retail price (“MSRP”) for the WellnessPro Plus and our anticipated MSRP for the WellnessPro POD; both amounts are subject to change. The MSRP can be significantly higher than the wholesale price at which we sell our units to distributors.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

20

USE OF PROCEEDS TO ISSUER

The company estimates that, at a per share price of $0.71, the net proceeds from the sale of the 7,042,254 shares in this offering will be approximately $4,380,000, after deducting the estimated offering expenses of approximately $620,000,000 (including payment to the Managing Broker-Dealer, the Platform, marketing, other legal and accounting professional fees and other expenses).

The table below shows the net proceeds the company would receive from this offering assuming an offering size of $500,000, $2.5 million and $5 million, and the intended use of those proceeds. There is no guarantee that we will be successful in selling any of the Common Stock we are offering.

Amount raised	$500,000		$2,500,000	$5,000,000
Offering expenses	$305,000		$455,000	$620,000
Net proceeds to Issuer	$195,000		$2,055,000	$4,380,000
Research and product development (WellnessPro POD prototype)	$195,000	**	$600,000	$600,000
Research and product development (ION Pen)	$0		$600,000	$600,000
Research and product development (Additional Products)	$0		$0	$1,000,000
Factory set-up and first production runs	$0		$300,000	$450,000
Sales and marketing expansion	$0		$350,000	$700,000
Payment of offering related debt**	$0		$30,000	$250,000
Workforce and operating capital***	$0		$175,000	$780,000

*The company will need additional funds to fully develop the WellnessPro POD prototype, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

**The company has determined that after it raises $1,000,000, the company will begin paying down the $250,000 loan from our CEO that was used to help finance offering related costs, see “Interest of Management and Others in Certain Transactions.”

***Includes a salary to our CEO, which may be adjusted to market rate.

Capital raised will be used to fund expansions to Electromedical’s “wellness” product line (which includes the WellnessPro ION Pen and the WellnessPro POD), build U.S. manufacturing facilities and implement a professional sales and marketing strategy.

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

21

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

22

THE COMPANY’S BUSINESS

Overview

The company was formed in Nevada in August 30, 2002 as IntelSource Group, Inc. and began operations in 2003. Though a series of mergers, the company began acting as Electro Medical Technologies, LLC, an Arizona limited liability company on November 9, 2010. The company converted to a corporation in the State of Delaware on August 23, 2017.

Electromedical Technologies is a bioelectronics manufacturing company owned and managed by its founder. Its mission is to improve global wellness for people suffering from various painful conditions by relieving chronic and acute pain using energy, frequency and vibration as an alternative to pharmaceuticals; and one day, read and modify electrical signals passing along nerves in the body, to restore long-term health.

We believe that we do this by delivering innovative solutions providing fast and long-lasting pain relief across a broad range of ailments. We engineer simple-to-use bioelectronics therapy devices, which send a proprietary sequence of electrical signals. We believe our devices have proven to be highly effective over the past decade and have the technological capability to be used in medical research.

Principal Products and Services

WellnessPro Plus

Our principal product, WellnessPro Plus, is an intelligent and effective bioelectronics therapy prescription device; and is used by consumers and health care professionals to relieve chronic and acute pain. Research studies have shown the efficacy of bioelectronics therapy in the treatment of chronic pain. This medical device is classified in the FDA as a transcutaneous electrical nerve stimulation (“TENS”) device and its indications of use include the relief of chronic pain and adjunctive treatment of post-surgical and post-traumatic acute pain. Our WellnessPro device contains our proprietary algorithm and technology that we call the “DeepPulse.” With the DeepPulse, there are close to one million frequency ranges to choose from to help prevent accommodation (where the body adapts to specific treatments, diminishing treatment effectiveness). The device can also generate micro-current stimulation to mimic the body’s own electric signals.

The device sends a proprietary sequence of electrical signals that change at various times, preventing accommodation. Also, our proprietary DeepPulse pre-modulation technology allows signals to penetrate effectively into affected areas. In addition, our micro-current mode delivers signals, which naturally mimic the body's signals, triggering the body's own natural ability to relieve pain. This allows for reduction or, in some cases, the complete elimination of pain, which in turn helps the body de-stress from pain and trigger natural, healthy processes necessary for better health.

23

WellnessPro POD and WellnessPro ION Pen

We are planning to bring two new products to market – extending the WellnessPro Product line: the WellnessPro POD, our first wearable product, and the WellnessPro ION Pen. We believe that the WellnessPro POD represents an exciting product line expansion as a “clinical-grade” wearable device intended to treat chronic pain. In addition to pain relief, we intend that the WellnessPro POD will have a cranial electrotherapy stimulation (CES) modality that may be able to help those suffering from PTSD, anxiety, depression and insomnia. Unlike our WellnessPro Plus device, we intend to sell this device over-the-counter; however, some modalities on this device may only be provided with a prescription. Our target market for the WellnessPro POD is chronic pain sufferers, which is estimated to be 100 million individuals in the United States alone. We intend to focus on various segments in this market, including veterans of U.S. armed forces, which according to the Census Bureau, as of 2014, consists of nearly 22 million individuals. Our goal is to educate the medical community of the benefits of "natural", non-invasive, non-toxic pain relief and for the WellnessPro POD to be an initial choice for practitioners to prescribe separately or in conjunction with pain medication.

Both of these new products will integrate with the WellnessPro Plus to leverage the engineering breakthroughs and intellectual property found in the WellnessPro Plus, and yet will still function as standalone devices.

WellnessPro POD

•	The WellnessPro POD is a compact “clinical-grade” wearable intended to keep pace with the evolution in pain management across practice segments, which we intend will have a range of treatment modalities including those that relieve chronic and acute pain and thereby help alleviate the suffering of those afflicted with various ailments including PTSD, anxiety, depression and insomnia.

WellnessPro ION Pen

•	The WellnessPro ION Pen is a unique interferential cold laser used to deliver targeted frequency stimulation. This therapeutic laser, which we intend to sell over-the-counter, will deliver expanded wavelengths relative to comparable lasers combined with micro-stimulation. We believe this will improve circulation and tissue healing and reduce inflammation and pain. The WellnessPro ION Pen will also have cosmetic applications for skin issues

Market

The WellnessPro line of products is intended for anyone living with pain caused by various medical conditions or trauma. By relieving pain, we believe our device can also provide relief to those battling pharmaceutical (e.g. opioid) dependency or addiction. The products can be purchased directly by consumers or used by healthcare practitioners, including:

•	Chiropractors;
•	Physiotherapists;
•	Pain management doctors and clinicians;
•	Natural medicine doctors;
•	Sports medicine doctors; and
•	Athletic trainers.

24

According to information provided by the American Academy of Pain Medicine, at least 100 million Americans suffer from chronic pain, not including acute pain for children. We believe that Electromedical represents a tested, proven solution for different segments of the population.

We plan to address these individuals directly as well as through their healthcare providers. There are approximately 77,000 chiropractors and 123,000 physiotherapists in the United States. Combined, over 200,000 healthcare practitioners focused on rehabilitation and pain relief – not to mention practitioners involved in sports medicine, natural medicine and pain management.

In additional we believe there are certain niche markets that our products are well suited to address. As discussed above, we expect that veterans will be the first market for the WellnessPro POD. We believe the pain relief that will be provided by the WellnessPro POD can address various needs of our veteran population.

Further, we believe that our products can help provide a solution to the opioid problem. Our current product, the WellnessPro Plus, relieves pains and thereby may be able to assist with the recovery from opioid addiction. We believe that the WellnessPro POD will also be highly effective for pain management and relief and could be used as an alternative, or can be prescribed in conjunction with pain medication, to reduce the amount of deaths and addictions due to Opioid abuse and misuse.

Competition

We operate in the pain management, rehabilitation and physical therapy market. We not only compete with other similar devices that provide pain relief, but also with traditional treatment approaches such as drug prescriptions and surgery and rehabilitation therapy and complementary medical practices such as acupuncture. Further, our competitors include several large, diversified companies who have more financial, marketing and other resources, distribution networks and greater name recognition than us. These competitors include: Galvani Bioelectronics, Medtronic and DJOGlobal-Chatanooga. Historically, Electromedical has competed in the “electromedical” and "bio-electrotherapy" device segment, including the crowded TENS market, which now includes inexpensive TENS devices such as the devices produced by “IcyHot.”

Strategy

Electromedical Technologies, for the first fifteen years of its existence, has been fortunate to have grown “organically” without formal sales and marketing programs and investments. From July 7, 2007 to December 31, 2017 we sold in excess of 8,000 devices. During the past two years alone (from January 1, 2016 to December 31, 2017), we have sold and shipped 910 Wellness Pro Plus devices. This changes in 2018 with the additional capital we are planning to raise. In 2018 and beyond, Electromedical will engage in a comprehensive and fully integrated marketing program to increase sales and build the Electromedical brand. The integrated marketing program will include the following elements:

25

•	Website marketing. Launched a new website, May 2017
o	Using sophisticated tools integrated with our website, such as marketing automation, our new website is aimed at automated the process of nurturing web visitors and increasing sales.

•	Digital marketing. Activities began in 2017
o	Using advanced approaches for improving Electromedical’s organic and paid search optimization results, we plan to increase traffic to and sales from our website.
•	Social marketing and advertising. Activities began in 2017
o	Using a comprehensive approach to marketing across the primary social channels (twitter, LinkedIn, Facebook, YouTube, Google+), we engage consumers and influencers (associations), with the goal of elevating the brand and increase sales directly and indirectly.
o	Social marketing will also includes Facebook ads and LinkedIn sponsored posts aimed at driving web traffic and increase sales.
•	Content marketing. Activities began in 2017
o	Using a thoughtful approach to newsletters and blog content, we plan to elevate the brand and increase sales directly and indirectly.
•	Partner and association marketing.
o	We will selectively identify associations and partners that can help elevate the brand and increase sales. Examples of associations that we intend to target include the American Chiropractic Association, which may provide an important opportunity to increase awareness, exercise thought leadership and drive sales.
•	Trade show marketing
o	We will evaluate and participate in selective medical device and wellness trade shows to elevate the brand and increase sales.

In addition to a comprehensive marketing program, Electromedical will make strategic investments in sales staff, training and support, all intended to expand distribution and sales.

•	Sales Staff: Electromedical intends to hire a Sales Director to oversee the development and expansion of sales across the United States and Canada. This function will also be hired for Mexico and Western Europe. Each of these sales organizations will be built out as the region’s sales increase to include regional sales managers.

•	National Technical Training Manager: Electromedical intends to hire a National Technical Training Manager to develop and implement training programs for the United States and Canada. These programs will be translated initially for Mexico and Europe with training positions filled sales expand.

Our Advantages

Why Bioelectronics?

Bioelectronic medicine represents an evolution in electrotherapy, which brings together electronics and biology for the treatment of pain. This evolution corresponds with Electromedical’s bioelectrical engineering focus for more than 15 years.

26

The bioelectronics field has recently seen more interest with announcements such as British pharmaceutical giant GlaxoSmithKline and Google's parent company Alphabet forming a new company, Galvani Bioelectronics. Also, industry leaders such as General Electric are also making investments in bioelectronics.

Electromedical believes bioelectronics will change medical science forever and how people are treated for their conditions; with non-invasive products that will be able to read and modify electrical signals passing along nerves and cells in the body, to restore health.

As reported in the Wall Street Journal, July 2016, Kevin Tracey, president and chief executive officer of the Feinstein Institute for Medical Research, commented “we live in a pharmacocentric culture today, where the world revolves around a drug for everything in a trillion-dollar pharmaceutical industry,” he says. “But when I talk to patients…people don’t want to take drugs.” According to the Feinstein Institute, “bioelectronics medicine is a scientific discipline that brings together molecular biology, neurophysiology, neurotechnology and analytics to develop nerve-stimulating technologies to regulate the molecular targets underlying disease. This approach promises to deliver therapies superior to pharmaceuticals in terms of efficacy, safety, and cost, without significant side effects.”

Bioelectronic medicine brings together electronics and biology for the treatment of disease and pain and is well established, with pacemakers in use since the 1930’s and the first transcutaneous electrical nerve stimulation (TENS) device patented in 1974. The field has recently seen more attention with announcements such as British pharmaceutical giant GlaxoSmithKline and Google's parent company Alphabet forming a new company, Galvani Bioelectronics, to develop bioelectronic medicine devices. The increased interest in bioelectronic medicine is explained in part by the facts that an average new drug takes 10 years and $2.6 billion to get from lab to pharmacy, according to industry group PhRMA.

The field of bioelectronic medicine is focused on fighting diseases by delivering targeted electrical signals into the body and utilizing existing nervous-system connections linking the brain to every part of the body.

Unlike implantable bioelectronic medicine devices planned by some of our larger competitors, the WellnessPro POD is a portable, non-toxic and non-invasive device.

Electromedical - an answer to the Growing Opioid Problem?

It is our goal and passion to significantly help reduce people’s dependency on pharmaceutical drugs and subsequently drug abuse – specifically from dangerous and highly addictive opioid narcotics. We think it is time to be bold and aggressive with our technology and commitment to help people who suffer from chronic and often crippling pain. We believe that the amount of data around opioid abuse due to chronic pain is staggering. According to the American Society of Addiction Medicine and using data from the Centers for Disease Control and Prevention, “Drug overdose is the leading cause of accidental death in the US, with 52,404 lethal drug overdoses in 2015. Opioid addiction is driving this epidemic, with 20,101 overdose deaths related to prescription pain relievers, and 12,990 overdose deaths related to heroin in 2015.” In addition, “[i]n 2012, 259 million prescriptions were written for opioids, which is more than enough to give every American adult their own bottle of pills.”

27

We support the effort and awareness to combat the opioid epidemic. People are dying, families are suffering, and the addictions are real. We believe that Electromedical Technologies’ WellnessPro Plus and product extensions for 2018 bring a drug-free solution to those suffering with chronic pain. Moreover, we believe that the miniaturized, affordable WellnessPro POD will bring this technology to a much larger population.

Groundbreaking research at the Minneapolis VA has found no long-term benefits for patients taking opioid medications for chronic pain — a finding that we believe is likely to strengthen the case for reducing use of the addictive medications that have been responsible for a sharp rise in drug overdoses and deaths.

Distribution

Currently, Electromedical Technologies sells its products to consumers through a network of independent sales representatives and distributors, domestically and internationally, as well as through the company website. These channels for Electromedical include:

•	Private citizens that elect to start a business reselling Electromedical products;
•	Professional distributors and independent sales representatives which currently sell medical devices into our target markets (chiropractic, physiotherapy, sports medicine, etc.); and
•	Healthcare professionals who not only administer treatments using the WellnessPro Plus but also sell the WellnessPro Plus to patients. Healthcare professionals in this channel include, chiropractors, physiotherapists, pain management doctors and clinicians, natural medicine doctors, sports medicine doctors and athletic trainers.

We recently signed independent sales representative and licensing agreement to open Electromedical de Mexico and develop a network of local sales representatives. This sales representative has a network of 200 representatives in Mexico.

Our current products require a prescription; however, we intend that our expansion lines will be available over-the counter.

Manufacturing

We outsource our inventory production to a number of manufacturers in the United States and in Asia. The final WellnessPro package assembly is completed in the United States. In addition, to sourcing our own factories, the company uses a U.S. based global sourcing provider to source and manage, including performing quality assurances, our manufacturers based in Asia, primarily in China. We are currently looking to source additional vendors to help expand the geographic diversity of our manufacturing facilities and are considering moving our manufacturing to the United States and negotiating directly with more of our manufacturers.

Research and Development

Electromedical Technologies has invested in research throughout the years of its existence. In the past two years, there were no significant investments.

28

Employees

We currently have 6 full-time employees working out of Scottsdale, Arizona.

Regulation

Medical devices are regulated by the Food and Drug Administration (the “FDA”) in the United States and can be regulated by foreign governments for devices sold internationally. The Federal Food, Drug and Cosmetic Act and regulations issued by the FDA regulate testing, manufacturing, packaging, and marketing of medical devices. Under the current regulations and standards, we believe that our devices are subject to general controls, including compliance with labeling and record-keeping rules. In addition, our medical devices require pre-market clearance, which for TENS devices can be achieved through a 510(k) premarket notification submission.

Further, our manufacturing processes and facilities are also subject to regulations, including the FDA’s QSR requirements (formerly Good Manufacturing Practices). These regulations govern the way we manufacture our products and maintain documentation for our manufacturing, testing and control activities. In addition, to the extent we manufacture and sell products abroad, those products are subject to the relevant laws and regulations of those countries.

Finally, the labeling of our devices, our promotional activities and marketing materials are regulated by the FDA and various state agencies. Activities that are constrained by these regulations include the marketing of our products for “off-label” usage; that is, recommendations to use our products for purposes other than what is indicated in the labeling. Violations of this requirement may result in administrative, civil or criminal actions against the manufacturer or seller by the FDA or governing state agencies.

Today, Electromedical has clearance to market is medical device in the United States (FDA), Canada (Health Canada), Europe (CE 0459) and Mexico (Cofepris), and as such is currently selling and distributing its products globally. Our Mexico (Cofepris) certification was added in May 2017, with Mexico distribution plans and partner discussions already underway. Electromedical also complies with the International Organization for Standardization (ISO 13495) for medical device manufacturing.

Intellectual Property

Electromedical Technologies has the exclusive rights to the following trademarks in the United States: Wellness+Plus Pro (Registration No. 4,964,918), WellnessPro POD (Application No. 86/001,113), IDNA Internative Dynamic Neuro Adaptation (Registration No. 3,921,660), Deep Pulse (Registration No. 3,674,693), WellnessPro (Registration No. 5,012,561), FaceSPA (Application No. 86/894,663), and Electromedical Technologies (Registration No. 5,149,348). In addition, Electromedical Technologies currently has filed a provisional patent application for the WellnessPro Pod.

Litigation

From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

The company owns the over 5,000 square foot office warehouse unit where its headquarters is located at 16561 N. 92nd Street, Unit D101, Scottsdale, Arizona.

29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

The company was formed in Nevada in August 30, 2002 as IntelSource Group, Inc. and began operations in 2003. The company was formed in the State of Arizona as Electro Medical Technologies, LLC on November 9, 2010. The company converted to a corporation in the State of Delaware on August 23, 2017. The company has generated revenues for the past three years.

January 1 through September 30, 2017 Compared to January 1 through September 30, 2016 (Unaudited)

Our sales totaled $664,499 for the nine months ended September 30, 2017 and $663,541 for the nine months ended September 30, 2016.

Cost of sales and gross margins for the nine months ended September 30, 2017 and for the nine months ended September 30, 2016 were $105,530 and 84% and $114,721 and 83%, respectively. Our cost of sales consists of the cost of goods sold and distribution expenses. Cost of sales and gross margins are affected by product mix as well as the mix in the level of sales between commissioned agents and distributors. Sales to distributors were higher as a percentage of sales in 2016 as compared to 2017.

Selling, general and administrative expenses consist primarily of payroll, commissions, professional fees, sales and marketing, research and development and other operating expenses. Selling, general and administrative expenses totaled $700,779 for the nine months ended September 30, 2017 and $728,251 for the nine months ended September 30, 2016, a decrease of $27,472 or about 4%. Decreases in payroll related expenses of approximately $95,000, advertising of $14,000, web design services of $18,000, travel and entertainment of $12,000, and training of $15,000 were partially offset by increases in marketing of $17,000 and $111,000 of legal and professional fees primarily in preparation for the company’s Offering. The reduction in payroll related expenses was due primarily to a decision by the company’s CEO to temporarily discontinue payments to help fund costs associated with the Offering.

Other income (expenses) consisted of interest expense, realized gain on sale of investments and other income. The company had net other expense of $37,451 for the nine months ended September 30, 2017, which includes $37,751 of interest expense. Net other income for the nine months ended September 30, 2016 totaled $92,488 comprised of a realized gain on the sale of investments of $125,832 and interest expense of $36,050.

As a result of the foregoing, we recorded a net loss of $179,261 for the nine months ended September 30, 2017, compared to a net loss of $86,943 for nine months ended September 30, 2016. The 2016 period had a reclassification of unrealized gain on investments to earnings of $111,632 and therefore the company had a comprehensive loss of $179,261 for the nine months ended September 30, 2017 compared to a comprehensive loss of $198,575 for the same period in 2016.

2016 Compared to 2015

Our sales totaled $914,989 for year ended December 31, 2016 and $837,887 for year ended December 31, 2015, an increase of 9%. A significant part of the increase from 2015 to 2016 was due to increased sales and marketing efforts.

Cost of sales and gross margins for the year ended December 31, 2016 and the year ended December 31, 2015 was $190,146 or 20.8% and $188,922 or 22.5%, respectively. Our cost of sales consists of the cost of goods sold and distribution expenses. Cost of sales and gross margins are affected by product mix as well as the mix in the level of sales between commissioned agents and distributors. Sales to distributors were higher as a percentage of sales in 2015 as compared to 2016.

Selling, general and administrative expenses consist primarily of payroll, commissions, professional fees, sales and marketing, research and development and other operating expenses. Selling, general and administrative expenses totaled $1,017,312 for the year ended December 31, 2016 and $1,099,856 for the year ended December 31, 2015, a decrease of $82,544 or about 7.5%. Decreases in legal and professional fees, payroll and rent and auto lease expense were partially offset by increases in commissions and web design related costs.

Other income (expenses) consisted of interest expense, gain on forgiveness of debt, realized gain on sale of investments and other income. The company had net other income of $79,402 for the year ended December 31, 2016 and net other expense of $15,670 for the year ended December 31, 2015. Interest expense totaled $50,125 for the year ended December 31, 2016 as compared to $43,633 for the year ended December 31, 2015. Included in interest expense for the year ended December 31, 2015 is accrued interest on an original note payable of $20,891 that was forgiven and is included as a gain in other income. In September 2015, the company entered into a credit agreement for the purchase of its current office building, resulting in additional interest expense.

The company sold certain investments during the year ended December 31, 2016 and recorded a realized gain on the sale of $125,832, which is included in other income. The company also recognized other income of $3,695 for the year ended December 31, 2016 and $7,072 for the year ended December 31, 2015.

As a result of the foregoing, we recorded a net loss of $213,067 in 2016, compared to a net loss of $466,561 in 2015 as well as a comprehensive loss of $324,699 in 2016 compared to a comprehensive loss of $482,884 in 2015.

30

Liquidity and Capital Resources

The company had a revolving line of credit with JP Morgan Chase, NA (the “Revolver”) that expired in November 2017. The company is in the process of re-negotiating the Revolver and intends to extend the line of credit for another five years. The Revolver is collateralized by substantially all of the company’s assets and personally guaranteed by Matthew Wolfson. The interest rate is based on the prime rate plus 4% (8.25% as of September 30, 2017). Interest on the Revolver is payable monthly and the amount is the greater of the actual accrued interest or $100. Subsequent to the Final Availability Date, monthly payments of principal in the amount of 1/84th of the unpaid principal immediately following the Final Availability Date is due. The outstanding principal and interest is due upon maturity. The outstanding balance on the Revolver was $87,747 as of October 31, 2017.

The company currently has three promissory notes outstanding. As of October 31, 2017, the first note has an outstanding balance of $157,000 (the “First Note”) and the second note has an outstanding balance $44,000 to a related party (the “Second Note”), see “Interest of Management and Others in Certain Transactions.” For both the First Note and the Second Note, interest will begin accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020.

In July 2017, the company entered into a third promissory note to a related party (the “Third Note”), which as of October 31, 2017 has an outstanding balance of $250,000, see “Interest of Management and Others in Certain Transactions.” The promissory note will begin accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on September 30, 2020.

31

In September 2015, the company entered into a credit agreement for a $700,000 term loan with Bank of America, N.A. The monthly payments are currently $4,574 until on September 30, 2025, in which the remaining unpaid principal balance and accrued interest is due. The interest rate is 4.95% per annum for the remaining life of the term loan. The term loan is collateralized by a deed of trust in the company’s property located at 16561 N. 92nd Street, Unit D101, Scottsdale, Arizona. The loan is also personally guaranteed by Matthew Wolfson. The net principal balance outstanding on the term loan at October 31, 2017 was $645,265.

As of October 31, 2017, the company’s cash on hand was approximately $70,000. To date, our activities have been funded from revenues, investments from our founder, bank debt and through loans from individuals, including related parties.

During the next twelve months, the company intends to fund its operations through its current working capital, increased sales and marketing activities within its existing business, cost reductions where available, raising additional capital through the issuance of equity or debt securities, loans and capital contributions from the company’s stockholder, and the sale of equity through a Regulation A offering. The company intends to use the funds from this offering to ready the WellnessPro POD prototype for commercialization and through first run of production. If we raise the Maximum Offering amount, we believe we will not need to raise further funds in the next six months to implement our plan of operations. To the extent the company does not raise enough funds in this offering to produce the prototype, the company will seek funds from additional sources, including through private placements and bank loans, see “Use of Proceeds.”

The company currently has no material commitments for capital expenditures. See “Use of Proceeds” for additional information on the company’s proposed future expenditures.

Trend Information

We believe that global interest in the bioelectronics market has increased. In 2016, Google and GlaxoSmithKline announced a joint venture to deliver a next generation bioelectronics medicine implantable device in 7-10 years. In 2017, General Electric (GE) Ventures announced a partnership with bioelectronics research leader, The Feinstein Institute, to commercialize bioelectronics medicine. We believe that the wearable device market is rapidly growing and will start to include not only heart rate monitors, but also devices that actually treat the body.

Further, according to “Research and Markets”, the global bioelectric medicine market is expected to reach $35.5 billion by 2025. An aging population drives this growth. Older individuals are more likely to have various diseases that we believe will be able to be treated safely and naturally by bioelectronics devices, including Alzheimer's disease, epilepsy, and depression.

Another factor driving growth is the increase in investment in this area. In 2016, the bioelectric medicine manufacturer Medtronic invested over $2 billion in research and development. We believe research will not only help with the adoption of using bioelectric medicine to treat diseases and other ailments but also improve the efficiency of reliability of bioelectric medicine.

In 2016, regionally, North America is the leading sector in terms of revenue. However, due to the rise of healthcare infrastructure and awareness, there is an expectation that the Asia Pacific region will have the highest growth rate in the near future.

32

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full-time
Executive Officers:
Matthew Wolfson	CEO	46	August 2017, Indefinitely	Full-time
Directors:
Matthew Wolfson	Director	46	August 2017, Indefinitely

Matthew Wolfson, CEO and Director

Matthew Wolfson is a Phoenix based entrepreneur with a keen interest in technology and design. He is the founder of Electromedical Technologies, Inc. and has been the CEO and has worked full-time for the company since he began researching and developing the WellnessPro in 2003.

As an entrepreneur he has been involved in several successful companies, in the early 90’s, Matthew Wolfson co-founded Globalcom 2000 and entered into the prepaid phone card business, which at that time was an almost unknown market. Globalcom 2000 became one of the largest phone card companies in the United States.

In 1994, he developed an interest in the telecom “International Callback” business and co-founded One World Communications. He subsequently travelled the world, opening up over 150 training centers and helped create the world’s largest International global sales force selling telecom services.

33

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2017, we compensated our only officer as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Matthew Wolfson	CEO	$0	$0	$0

For the fiscal year ended December 31, 2016, we were structured as a limited liability company and had a sole manager, Matthew Wolfson. We did not compensate Mr. Wolfson in his capacity as the sole manager. We converted to a corporation on August 23, 2017 and did not compensate Mr. Wolfson in his capacity as our sole director in 2017.

34

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The tables below show, as of December 31, 2017, the security ownership of the company’s sole director and officer.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)
Common Stock	Matthew Wolfson	15,000,000	N/A	100%

(1)	The address for Mr. Wolfson is c/o Electromedical Technologies, Inc., 16561 N. 92nd Street, Suite 101, Scottsdale, AZ 85260.
(2)	Based on 15,000,000 shares of common stock outstanding prior to this Offering.

35

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In October 2013, the company entered into a $45,000 note payable with Matthew Wolfson’s father. Interest will begin accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding principal balance on the related party note payable at both December 31, 2016 and December 31, 2015 was $45,000. As of October 31, 2017, the outstanding principal is $44,000.

In July 2017, the company entered into a $250,000 promissory note with Matthew Wolfson. The promissory note will begin accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on September 30, 2020. As of October 31, 2017, the outstanding principal is $250,000.

From time to time, the company has advanced funds to Matthew Wolfson. Amounts outstanding are included in the accompanying financial statements as “amounts due from the company’s member” and were $103,677 and $369,425 as of December 31, 2016 and December 31, 2015, respectively. The amounts are non-interest bearing and are payable upon demand. These arrangements have not been formalized by a written instrument. As of October 31, 2017, Matthew Wolfson owes the company $149,857.

36

SECURITIES BEING OFFERED

General

Electromedical Technologies is offering Common Stock to investors in this offering.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and the Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the capital stock of Electromedical Technologies, you should refer to our Certificate of Incorporation and our Bylaws, and applicable provisions of the Delaware General Business Law.

Electromedical Technologies authorized capital stock consists of 25,000,000 shares of Common Stock, $0.0001 par value per share.

As of October 31, 2017, the outstanding shares of Electromedical Technologies consisted of 15,000,000 shares of Common Stock.

On November 30, 2017, the company adopted its 2017 Employee and Consultant Stock Ownership Plan. As of November 30, 2017, no awards for the 2,500,000 shares of Common Stock available under the plan have been granted.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities, the holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

Subscription Agreement

In order to invest, investors will be required to execute a Subscription Agreement, the form of which appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part. The terms of the Subscription Agreement are binding upon investors and the persons that they transfer the Common Stock to. In order to transfer Common Stock, investors will have to deliver to the company a transfer instrument in a form acceptable to the company in its sole discretion, pursuant to which the proposed transferee agrees to the terms of this Subscription Agreement. The Subscription Agreement is governed by the laws of the State of New York, and by its terms the investor consents to the exclusive jurisdiction of the federal and state courts located in Arizona and irrevocably waives all right to trial by jury.

37

ELECTRO MEDICAL TECHNOLOGIES, LLC

FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2016 AND 2015

ELECTRO MEDICAL TECHNOLOGIES, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Independent Auditor’s Report

To the Member of

Electro Medical Technologies, LLC:

We have audited the accompanying financial statements of Electro Medical Technologies, LLC, which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations and comprehensive loss, changes in member’s deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electro Medical Technologies, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Long Beach, California

August 23, 2017, except for note 9, as to which the date is January 11, 2018

Camarillo, CA | Costa Mesa, CA | Encino, CA | Fort Worth, TX | Long Beach, CA | Los Angeles, CA

Park City, UT | Pasadena, CA | Walnut Creek, CA | Westlake Village, CA

F-1

ELECTRO MEDICAL TECHNOLOGIES, LLC

BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$144,913	$36,477
Accounts receivable	26,180	31,846
Inventories	84,966	61,867
Prepaid expenses and other current assets	103,972	26,600
Investments	-	335,569
Total current assets	360,031	492,359

Property and equipment, net	840,473	862,625
Due from member	103,677	369,425
Total assets	$1,304,181	$1,724,409

LIABILITIES AND MEMBER’S DEFICIT

Current liabilities:
Lines of credit	$111,583	$344,521
Accounts payable	143,197	134,099
Credit cards payable	92,237	92,036
Accrued expenses and other current liabilities	91,110	52,923
Customer deposits	328,859	319,293
Bank debt, current portion	22,097	31,644
Total current liabilities	789,083	974,516

Bank debt, net of current portion	638,647	660,743
Note payable	157,000	157,000
Related party note payable	45,000	45,000
Total liabilities	1,629,730	1,837,259

Commitments and contingencies

Member’s deficit:
Member’s capital	721,984	609,984
Accumulated other comprehensive income	-	111,632
Accumulated deficit	(1,047,533)	(834,466)
Total member’s deficit	(325,549)	(112,850)
Total liabilities and member’s deficit	$1,304,181	$1,724,409

See accompanying notes to financial statements.

F-2

ELECTRO MEDICAL TECHNOLOGIES, LLC

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Net sales	$914,989	$837,887

Cost of sales	190,146	188,922

Gross profit	724,843	648,965

Selling, general and administrative expenses	1,017,312	1,099,856

Loss from operations	(292,469)	(450,891)

Other income (expenses):
Interest expense	(50,125)	(43,633)
Realized gain on sale of investments	125,832	-
Gain on forgiveness of debt	-	20,891
Other income	3,695	7,072
Total other income (expenses), net	79,402	(15,670)

Net loss	(213,067)	(466,561)

Other comprehensive loss:
Unrealized loss on investments	-	(16,323)
Reclassification of unrealized gain on investments to earnings	(111,632)	-

Comprehensive loss	$(324,699)	$(482,884)

See accompanying notes to financial statements.

F-3

ELECTRO MEDICAL TECHNOLOGIES, LLC

STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

		Accumulated
		Other		Total
	Member’s	Comprehensive	Accumulated	Member’s
	Capital	Income	Deficit	Equity (Deficit)
Balance, December 31, 2014	$250,000	$127,955	$(367,905)	$10,050

Contributions from member	359,984	-	-	359,984

Net loss	-	-	(466,561)	(466,561)

Unrealized loss on investments	-	(16,323)	-	(16,323)

Balance, December 31, 2015	609,984	111,632	(834,466)	(112,850)

Contributions from member	112,000	-	-	112,000

Net loss	-	-	(213,067)	(213,067)

Reclassification of unrealized gain on investments to earnings	-	(111,632)	-	(111,632)

Balance, December 31, 2016	$721,984	$-	$(1,047,533)	$(325,549)

See accompanying notes to the financial statements.

F-4

ELECTRO MEDICAL TECHNOLOGIES, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Cash flows from operating activities:
Net loss	$(213,067)	$(466,561)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	22,152	18,081
Gain on forgiveness of debt	-	(20,891)
Realized gain on sale of investments	(125,832)	-
Paid-in-kind interest expense on lines of credit	2,305	4,449
Change in operating assets and liabilities:
Accounts receivable	5,666	2,426
Inventories	(23,099)	6,685
Prepaid expenses and other current assets	(77,372)	(18,450)
Due from member	265,748	(337,222)
Accounts payable	9,098	71,804
Credit cards payable	201	21,288
Accrued expenses and other current liabilities	33,613	25,252
Customer deposits	9,566	(10,407)
Net cash used in operating activities	(91,021)	(703,546)

Cash flows from investing activities:
Purchase of property and equipment	-	(25,000)
Proceeds from sale of investments	349,769	-
Cash provided by (used in) investing activities	349,769	(25,000)

Cash flows from financing activities:
Borrowings from lines of credit	-	200,000
Repayments on lines of credit	(235,243)	(28,489)
Borrowings from bank debt	-	193,125
Repayments on bank debt	(27,069)	(4,739)
Repayments on long-term debt	-	(193,000)
Contributions from member	112,000	359,984
Net cash provided by (used in) financing activities	(150,312)	526,881

Net increase (decrease) in cash and cash equivalents	108,436	(201,665)

Cash and cash equivalents, beginning of year	36,477	238,142

Cash and cash equivalents, end of year	$144,913	$36,477

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$47,515	$21,028

Non-cash investing and financing activities:
Reclassification of unrealized gain on investments to earnings	$111,632	$-
Acquisition of building financed by bank debt	$-	$850,000
Repayment of note payable from bank debt proceeds	$-	$500,000
Unrealized loss on investments	$-	$16,323

See accompanying notes to financial statements.

F-5

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 1.	ORGANIZATION AND NATURE OF BUSINESS

Electro Medical Technologies, LLC (“the Company”), was formed in November 2010 as an Arizona limited liability company. The Company is a bioelectronic engineering company with medical device certifications in the United States (FDA), Canada (MDL), Europe (CE 0459) and Mexico (Cofepris). The Company engineers simple-to-use portable bioelectronics devices, which provide fast and long lasting pain relief across a broad range of ailments.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company maintains its accounting records on an accrual method in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Liquidity and Capital Resources

Since inception, the Company has incurred $1,047,533 of accumulated net losses. The Company expects to obtain funding through additional debt and equity placement offerings until it consistently achieves positive cash flows from operations. Management expects that cash on hand combined with anticipated funding sources will provide the Company with adequate funding through December 31, 2017. These funding sources are expected to ensure the Company can meet its obligations as they come due for the next twelve months.

Revenue Recognition

Revenue and related costs are generally recorded when products are shipped and invoiced to either independently owned and operated distributors or to end-customers.

As required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, the Company also has a policy which requires it to meet certain criteria in order to recognize revenue, including satisfaction of the following requirements:

a)	Persuasive evidence that an arrangement exists;
b)	The price to the buyer is fixed or determinable;
c)	Collectability is reasonably assured; and
d)	The Company has no significant obligations for future performance.

F-6

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition (Continued)

Certain larger customers pay in advance for future shipments. These advance payments totaled $328,859 and $319,293 at December 31, 2016 and 2015, respectively, and are recorded as customer deposits in the accompanying balance sheets. Revenue related to these advance payments is recognized upon shipment to the distributor or the end-customer.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts, and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

The Company did not record an allowance for doubtful accounts as of December 31, 2016 and 2015 because management believes all amounts outstanding from customers as of such dates are fully collectible.

Financial Instruments and Concentrations of Business and Credit Risk

The Company elected early adoption of the Accounting Standards Update (“ASU”) 2016-01, Recognition and Measurement of Financial Assets and Liabilities, which eliminates the requirement of the Company to disclose the fair value of its financial instruments as of the balance sheet date. Financial instruments that potentially subject the Company to concentrations of business and credit risks consist of cash and cash equivalents, accounts receivable, and accounts payable.

The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risk by investigating the creditworthiness of all customers prior to establishing relationships with them, performing periodic review of the credit activities of those customers during the course of the business relationship, regularly analyzing the collectability of accounts receivables, and recording allowances for doubtful accounts when these receivables become uncollectible. The Company mitigates business risks by attempting to diversify its customer base.

F-7

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Instruments and Concentrations of Business and Credit Risk (Continued)

The Company had one significant customer for the years ended December 31, 2016 and 2015 that in total accounted for approximately 20% and 21%, respectively, of net sales. There were no amounts outstanding from this customer as of December 31, 2016 and 2015.

The Company’s supplier concentrations expose the Company to business risks which the Company mitigates by attempting to diversify its supply chain. Supplier concentrations for the years ended December 31, 2016 and 2015 consisted of one significant supplier that accounted for approximately 84% and 94%, respectively, of total net purchases. This supplier accounted for approximately 35% and 22% of the Company’s total accounts payable as of December 31, 2016 and 2015.

Investments

In accordance with FASB ASC Topic 320, Investments – Debt and Equity Securities, the Company’s investments are stated at fair value as of December 31, 2015. Investments consist of available-for-sale securities which are publicly traded. The fair value is based on the closing day price in the Nasdaq Stock Market.

Cost and fair value of investments as of December 31, 2015 is as follows:

	Amortized	Unrealized
Investment	Cost	Gain	Fair Value

Apple Inc.	$223,937	$111,632	$335,569

The Company sold its shares in Apple Inc. during the year ended December 31, 2016 and recorded a realized gain on the sale of $125,832. The realized gain is included in other income on the accompanying statement of operations and comprehensive loss.

Fair Value Measurements

The Company has adopted FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), with respect to the Company’s investments.

ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard described a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The Company’s management used the following methods and assumptions to estimate the fair value of its investments:

F-8

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurements (Continued)

•	Level 1 – Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, as discussed further below.

The following table presents the Company’s fair value hierarchy for those assets measured at fair value as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
Investment in Apple Inc.	$335,569	$-	$-	$335,569

Inventories

Inventories are stated at the lower of cost or market. Cost is determined based on the first-in, first-out cost flow assumption (“FIFO”) while market is determined based upon the estimated net realizable value less an allowance for selling and distribution expenses and a normal gross profit. The Company evaluates the need for inventory reserves associated with obsolete, slow moving, and non-sellable inventory by reviewing estimated net realizable values on a periodic basis. As of December 31, 2016 and 2015, the Company believes there are no excess and obsolete inventories and accordingly, did not record an inventory reserve. Inventories consist of purchased finished goods

Other Current Assets

The Company is in the process of preparing for a Regulation A+ filing with the Securities and Exchange Commission. Costs incurred in conjunction with the filing totaled $70,821 as of December 31, 2016 of which $53,372 is included in prepaid expenses and other current assets on the accompanying balance sheet and $17,449 has been expensed as incurred. No costs were incurred in 2015.

Comprehensive Loss

In accordance with FASB ASC Topic 220, Comprehensive Income, unrealized gains, or losses, are recorded as the fair value of the investments increase, or decrease. These unrealized amounts are recorded in the accompanying statements of operations and comprehensive loss and the net unrealized gains, or losses, are included in accumulated other comprehensive income on the accompanying balance sheets and statements of changes in member’s deficit.

F-9

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and equipment is recorded at cost and is comprised of a building and office furniture and equipment. The building is depreciated using the straight-line method over the estimated useful life of 40 years. Office furniture and equipment is depreciated using the double-declining method or the straight-line method over the estimated useful lives of 3 to 7 years.

Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is recognized in the accompanying statements of operations and comprehensive loss.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized on long-lived assets when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of the assets. In such cases, the carrying value of these assets are adjusted to their estimated fair values and assets held for sale are adjusted to their estimated fair values less selling expenses.

No impairment losses of long-lived assets were recognized for the years ended December 31, 2016 and 2015.

Income Taxes

The Company has elected to be treated as a limited liability company for income tax purposes. Under federal and Arizona law, the taxable income or loss of a limited liability company is included in the member’s income tax returns.

The Company follows the provisions of uncertain tax positions as addressed in FASB ASC Subtopic 740-10-65-1, Income Taxes. The Company has no such tax positions as of both December 31, 2016 and 2015, for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties as of December 31, 2016 and 2015.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state and local income tax authorities for returns filed for the prior four years. There are no examinations currently pending.

F-10

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Sales Taxes

FASB ASC Subtopic 605-45, Revenue Recognition - Principal Agent Considerations, provides that the presentation of taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions (e.g. sales, use, and excise taxes) between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, the amounts of those taxes should be disclosed in the financial statements for each period for which a statement of operations and comprehensive loss is presented if those amounts are significant. Sales taxes for the years ended December 31, 2016 and 2015, were recorded on a net basis. Included in accrued expenses at December 31, 2016 and 2015 is approximately $32,000 and $21,000, respectively, related to sales taxes.

Shipping and Handling Costs

The Company included shipping and handling costs in cost of sales on the accompanying statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015.

Advertising

Advertising costs are expensed as incurred. Total advertising expenses amounted to $44,490 and $74,148 and are included in selling, general and administrative expenses on the accompanying statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. There were no research and development costs for the year ended December 31, 2016. Total research and development costs amounted to $3,000 during the year ended December 31, 2015 and are included in selling, general and administrative expenses on the accompanying statement of operations and comprehensive loss.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations and comprehensive loss. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new accounting guidance, which is effective for the Company beginning on January 1, 2020.

F-11

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 requires that inventory be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this update do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. ASU 2015-11 is effective for private entities for annual reporting periods beginning after December 15, 2016, with early adoption permitted. The Company does not expect the adoption of this new accounting guidance to have a material impact on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 supersedes existing revenue recognition guidance, including ASC 605-35. ASU 2014-09 outlines a single set of comprehensive principles for recognizing revenue under US GAAP. Among other things, it requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time. These concepts, as well as other aspects of ASU 2014-09, may change the method and/or timing of revenue recognition for some of the Company’s contracts. ASU 2014-09 may be applied either retrospectively or through the use of a modified-retrospective method. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments of ASU 2015-14 defer the effective date of ASU 2104-09 for all entities by one year. Private companies should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018. Earlier adoption is permitted only as of annual reporting periods beginning after December 15, 2016. The Company is currently evaluating methods of adoption as well as the impact that adoption of this guidance will have on its financial statements.

NOTE 3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

	2016	2015
Building	$875,000	$875,000
Furniture and equipment	24,987	24,987
	899,987	899,987
Less: accumulated depreciation and amortization	(59,514)	(37,362)
	$840,473	$862,625

Depreciation and amortization expense related to property and equipment was $22,152 and $18,081 for the years ended December 31, 2016 and 2015, respectively, and is included in selling, general and administrative expenses on the accompanying statements of operations and comprehensive loss.

F-12

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 4.	REVOLVING LINES OF CREDIT

In November 2010, the Company obtained a revolving line of credit (the “Revolver”) with a financial institution that expires 48 months subsequent to the Final Availability Date, as defined, or November 2017, with maximum available borrowings up to $200,000, up until the Final Availability Date. The Revolver is collateralized by substantially all of the Company’s assets. The interest rate is based on the prime rate plus 4%, or 7.75% as of December 31, 2016 and 7.50% as of December 31, 2015. Interest on the Revolver is payable monthly in arrears in an amount equal to the actual accrued interest or $100, whichever is greater. Subsequent to the Final Availability Date, monthly payments of principal in the amount of 1/84th of the unpaid principal immediately following the Final Availability Date is due. The outstanding principal and interest is due upon maturity. The outstanding balance on the Revolver was $111,583 and $140,072 as of December 31, 2016 and 2015, respectively. The Revolver is personally guaranteed by the Company’s member.

In May 2015, the Company obtained a revolving line of credit (the “Advance”) with a financial institution that was repaid in full in April 2016. The Advance allowed for maximum available borrowings up to $250,000. The Advance was collateralized by the Company’s securities account held at the financial institution. Payment terms were dependent on the type of advance specified by the Company and agreed to by the financial institution. The interest rate was 3.17% as of December 31, 2015. The outstanding balance, which includes principal and accrued interest, totaled $204,449 as of December 31, 2015.

The lines of credit do not contain any financial covenants.

NOTE 5.	LONG-TERM DEBT

Note Payable

In March 2015, the Company entered into an $850,000 note payable (the “Original Note Payable”) with a third-party to finance the purchase of its office building (see note 8). The Original Note Payable consisted of interest-only payments at 4.5% per annum, payable monthly in arrears. The Original Note Payable was collateralized by a deed of trust in the office building. During 2015, the Company refinanced the Original Note Payable with bank debt and a new note payable (“Note Payable”) for the unpaid principal balance. Accrued interest on the Original Note Payable of $20,891 was forgiven and is included as a gain in other income on the accompanying statement of operations and comprehensive loss for the year ended December 31, 2015.

The Note Payable, effective December 31, 2015, was issued for a principal amount of $157,000. Interest will begin accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding balance on the Note Payable at December 31, 2016 and 2015 was $157,000.

F-13

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 5.	LONG-TERM DEBT (Continued)

Bank Debt

In September 2015, the Company entered into a credit agreement for a $700,000 term loan with a financial institution. Payment terms consist of monthly payments in arrears of $3,547 for the first year outstanding. The monthly payment then increases to $4,574 until the term loan matures on September 30, 2025, in which the remaining unpaid principal balance and accrued interest is due. The interest rate for the first year was 1.99% per annum, and increased to 4.95% per annum for the remaining life of the term loan. The term loan is collateralized by a deed of trust in the office building. The net principal balance outstanding on the term loan at December 31, 2016 and 2015 was $660,744 and $692,387, respectively. The term loan is personally guaranteed by the Company’s member.

Related Party Note Payable

In October 2013, the Company entered into a $45,000 note payable with a related party (see note 6). Interest will begin accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding principal balance on the related party note payable at December 31, 2016 and 2015 was $45,000.

Future aggregate maturities of long-term debt are as follows:

For the Years Ending December 31:
2017	$22,097
2018	23,232
2019	24,425
2020	227,595
2021	26,994
Thereafter	538,401
$862,744

The long-term debt agreements do not contain any financial covenants.

NOTE 6.	RELATED PARTY TRANSACTIONS

The Company has a promissory note with a related party for $45,000 (see note 5).

The Company entered into a promissory note with its member in July 2017 (see note 9).

Included in the accompanying balance sheets is $103,677 and $369,425 of amounts due from the Company’s member as of December 31, 2016 and 2015, respectively. The amounts due are non-interest bearing and are payable upon demand. The Company has waived its rights to demand full repayment until at least January 1, 2018. Accordingly, the loan has been classified as a long-term asset on the accompanying balance sheets.

F-14

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 7.	MEMBER’S CAPITAL

Member

As of December 31, 2016 and 2015, the sole member owns 100% of the Company’s membership interest.

Limitation of Liability

The member’s liability for the debts and obligations of the Company shall be limited as set forth in the Arizona Limited Liability Company Act and other applicable law.

NOTE 8.	COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is subject to various loss contingencies and assessments arising in the normal course of the business, some of which relate to litigation, claims, property taxes and sales and use tax or goods and services tax assessments. The Company considers the likelihood of the loss or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies and assessments. An estimated loss contingency or assessment is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management regularly evaluates current information available to them to determine whether such accruals should be adjusted. Based on the information presently available, including discussion with counsel and other consultants, management believes that resolution of these matters will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

Operating Leases

The Company is obligated under certain non-cancellable operating leases for its corporate vehicles, which expire on various dates through February 2018. In addition, prior to the acquisition of the building in 2015, the Company was party to non-cancellable facility leases which expired on various dates through October 2015 (see note 5). Monthly rent on the non-cancellable operating leases was approximately $1,400 during the year ended December 31, 2016 and ranged from approximately $1,200 to $2,000 during the year ended December 31, 2015. Total rental expense amounted to $11,033 and $58,033 for the years ended December 31, 2016 and 2015, respectively, and is included in selling, general and administrative expenses on the accompanying statements of operations and comprehensive loss.

Future minimum lease commitments on the vehicle lease are as follows:

For the Years Ending December 31:
2017	$16,368
2018	1,364
$17,732

F-15

ELECTRO MEDICAL TECHNOLOGIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 8.	COMMITMENTS AND CONTINGENCIES (Continued)

Future Commitments

The Company has a commitment, under an agreement, to make certain payments totaling $76,795 through September 2019.

NOTE 9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred from January 1, 2017 through the independent auditor’s report date, which is the date that the financial statements were available to be issued, and determined that there were no subsequent events or transactions that required recognition or disclosure in the financial statements, except as disclosed below.

In March and April 2017, the Company executed a promotion whereby customers who made purchases during the promotional period would receive credits towards either future purchases of product through September 1, 2017 or shares of stock in offering future placement of stock. Credits totaling $171,930 were earned by such customers of which $1,010 has been applied to product sales as of January 11, 2018.

In July 2017, the Company entered into a $250,000 promissory note with its member. The promissory note will begin accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on September 30, 2020 (see note 6).

The Company converted to a C-Corporation in the State of Delaware on August 23, 2017.  In conjunction with the conversion, the Company authorized the issuance of up to 25 million shares of common stock with a par value of $.00001 per share.  Of the 25 million authorized shares, 15 million shares are issued and outstanding to the Company’s sole stockholder and CEO as of January 11, 2018.

F-16

ElectroMedical Technologies, INC.

INTERIM Financial Statements

(Unaudited)

F-17

ELECTROMEDICAL TECHNOLOGIES, INC.

BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$98,318	$144,913
Accounts receivable	31,040	26,180
Inventories	107,116	84,966
Prepaid expenses and other current assets	218,783	103,972
Total current assets	455,257	360,031

Property and equipment, net	824,066	840,473
Due from stockholder/member	152,943	103,677
Total assets	$1,432,266	$1,304,181

LIABILITIES AND STOCKHOLDER'S DEFICIT AND MEMBER'S DEFICIT

Current liabilities:
Line of credit	$90,121	$111,583
Accounts payable	305,708	143,197
Credit cards payable	73,452	92,237
Accrued expenses and other current liabilities	83,755	91,110
Customer deposits	310,689	328,859
Bank debt, current portion	23,402	22,097
Total current liabilities	887,127	789,083

Long-term liabilities:
Bank debt, net of current portion	622,949	638,647
Note payable	157,000	157,000
Related party notes payable	294,000	45,000
Total liabilities	1,961,076	1,629,730

Commitments and contingencies

Stockholder's deficit and member's deficit:
Common stock, $.00001 par value, 25,000,000 shares authorized; 15,000,000 shares outstanding as of September 30, 2017	697,984
Member's capital		721,984
Accumulated deficit	(1,226,794)	(1,047,533)
Total stockholder's deficit and member's deficit	(528,810)	(325,549)
Total liabilities, stockholder's deficit and member's deficit	$1,432,266	$1,304,181

See accompanying notes to interim financial statements.

F-18

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

(UNAUDITED)

	2017	2016

Net sales	$664,499	$663,541

Cost of sales	105,530	114,721

Gross profit	558,969	548,820

Selling, general and administrative expenses	700,779	728,251

Loss from operations	(141,810)	(179,431)

Other income (expenses):
Interest expense, net	(37,751)	(36,050)
Realized gain on sale of investments	-	125,832
Other income	300	2,706
Total other income (expenses), net	(37,451)	92,488

Net loss	(179,261)	(86,943)

Other comprehensive loss:
Reclassification of unrealized gain on investments to earnings	-	(111,632)

Comprehensive loss	$(179,261)	$(198,575)

See accompanying notes to interim financial statements.

F-19

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT AND MEMBER’S DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

				Total
	Common	Member's	Accumulated	Stockholder’s/Member's
	Stock	Capital	Deficit	Deficit

Balance, December 31, 2016	$-	$721,984	$(1,047,533)	$(325,549)

Distributions to member	-	(24,000)	-	(24,000)

Net loss	-	-	(179,261)	(179,261)

Conversion to C-Corporation (Note 7)	697,984	(697,984)	-	-

Balance, September 30, 2017	$697,984	$-	$(1,226,794)	$(528,810)

See accompanying notes to interim financial statements.

F-20

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

(UNAUDITED)

	2017	2016

Cash flows from operating activities:
Net loss	$(179,261)	$(86,943)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Realized gain on sale of investments	-	(125,832)
Depreciation and amortization of property and equipment	16,407	16,615
Change in operating assets and liabilities:
Accounts receivable	(4,860)	3,199
Inventories	(22,150)	24,201
Due from stockholder/member	(49,266)	303,813
Prepaid expenses and other current assets	(114,811)	(143,389)
Accounts payable	162,511	9,680
Accrued expenses and other current liabilities	(26,140)	28,152
Customer deposits	(18,170)	57,607
Net cash (used in) provided by operating activities	(235,740)	87,103

Cash flows from investing activities:
Proceeds from sale of investments	-	349,769
Cash provided by investing activities	-	349,769

Cash flows from financing activities:
Repayments for revolving lines of credit, net	(21,462)	(225,816)
Proceeds from bank debt	-	-
Repayments of bank debt	(14,393)	(26,356)
Proceeds from related party notes payable	249,000	-
Contributions from member	-	112,000
Distributions to member	(24,000)	-
Net cash provided by (used in) financing activities	189,145	(140,171)

Net (decrease) increase in cash and cash equivalents	(46,595)	296,701

Cash and cash equivalents, beginning of period	144,913	36,477

Cash and cash equivalents, end of period	$98,318	$333,178

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$39,658	$38,024

Supplemental non-cash investing and financing activities:

Reclassification of unrealized gain on investments to earnings	$-	$111,632

See accompanying notes to interim financial statements.

F-21

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 1.	ORGANIZATION AND NATURE OF BUSINESS

Electromedical Technologies, Inc. (“the Company”), was formed in Nevada in August 30, 2002 as IntelSource Group, Inc. and began operations in 2003. Through a series of mergers, the Company began operating as Electro Medical Technologies, LLC, an Arizona limited liability company on November 9, 2010. The Company converted to a C-Corporation in the State of Delaware on August 23, 2017. The Company is a bioelectronic engineering company with medical device clearances in the United States (FDA), Canada (Health Canada), Europe (CE 0459) and Mexico (Cofepris). The Company engineers simple-to-use portable bioelectronics devices, which provide fast and long-lasting pain relief across a broad range of ailments. As of September 30, 2017, the Company’s sole member is also the Company’s sole stockholder. All references to the Company’s member have been changed to “stockholder,” in the notes to interim financial statements.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The accompanying unaudited financial statements of the Company have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. These interim financial statements should be read in conjunction with the audited annual financial statements of the Company for the years ended December 31, 2016 and 2015. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Liquidity and Capital Resources

Since inception, the Company has incurred $1,226,794 of accumulated net losses. During the next twelve months, the Company intends to fund its operations through its current working capital, increased sales and marketing activities within its existing business, cost reductions where available, raising additional capital through the issuance of equity or debt securities, loans and capital contributions from the Company’s stockholder, and the sale of equity through a Regulation A campaign. Based on the above, management believes that any substantial doubt about the company’s ability to continue as a going concern has been alleviated.

F-22

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

Revenue and related costs are generally recorded when products are shipped and invoiced to either independently owned and operated distributors or to end-customers.

As required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, the Company also has a policy which requires it to meet certain criteria in order to recognize revenue, including satisfaction of the following requirements:

a)	Persuasive evidence that an arrangement exists;
b)	The price to the buyer is fixed or determinable;
c)	Collectability is reasonably assured; and
d)	The Company has no significant obligations for future performance.

Certain larger customers pay in advance for future shipments. These advance payments totaled $310,689 and $328,859 at September 30, 2017 and December 31, 2016, respectively, and are recorded as customer deposits in the accompanying balance sheets. Revenue related to these advance payments is recognized upon shipment to the distributor or the end-customer.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts, and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

The Company did not record an allowance for doubtful accounts as of September 30, 2017 and December 31, 2016 because management believes all amounts outstanding from customers as of such dates are fully collectible.

F-23

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments and Concentrations of Business and Credit Risk

Financial instruments that potentially subject the Company to concentrations of business and credit risks consist of cash and cash equivalents, accounts receivable, and accounts payable.

The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risk by investigating the creditworthiness of all customers prior to establishing relationships with them, performing periodic review of the credit activities of those customers during the course of the business relationship, regularly analyzing the collectability of accounts receivables, and recording allowances for doubtful accounts when these receivables become uncollectible. The Company mitigates business risks by attempting to diversify its customer base.

The Company had one significant customer during the nine months ended September 30, 2017 and 2016 that in total accounted for approximately 18% and 20% respectively, of net sales. There were no amounts outstanding from this customer as of September 30, 2017 and December 31, 2016.

The Company’s supplier concentrations expose the Company to business risks which the Company mitigates by attempting to diversify its supply chain. Supplier concentrations during the nine months ended September 30, 2017 and 2016 consisted of one significant supplier that accounted for approximately 90% and 87%, respectively, of total net purchases. This supplier accounted for approximately 42% and 35% of the Company’s total accounts payable as of September 30, 2017 and December 31, 2016.

Investments

The Company sold its shares in Apple Inc. during the nine months ended September 30, 2016, and recorded a realized gain on the sale of $125,832. The realized gain is included in other income on the accompanying statement of operations and comprehensive loss.

Inventories

Inventories consist of purchased finished goods and are stated at the lower of cost or market. Cost is determined based on the first-in, first-out cost flow assumption (“FIFO”) while market is determined based upon the estimated net realizable value less an allowance for selling and distribution expenses and a normal gross profit. The Company evaluates the need for inventory reserves associated with obsolete, slow moving, and non-sellable inventory by reviewing estimated net realizable values on a periodic basis. As of September 30, 2017 and December 31, 2016, the Company believes there are no excess and obsolete inventories and accordingly, did not record an inventory reserve.

F-24

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Other Current Assets

The Company is in the process of preparing for a Regulation A+ filing with the Securities and Exchange Commission. Costs incurred in conjunction with the filing totaled $145,404 and $53,372 as of September 30, 2017 and December 31, 2016, respectively, and are included in prepaid expenses and other current assets on the accompanying balance sheets. Costs associated with the filing totaling $91,058 and $4,167 have been expensed as incurred for the nine months ended September 30, 2017 and 2016, respectively

Comprehensive Loss

In accordance with FASB ASC Topic 220, Comprehensive Income, unrealized gains or losses are recorded as the fair value of the investments increase or decrease. These unrealized amounts are recorded in the accompanying statements of operations and comprehensive loss and the net unrealized gains or losses are included in accumulated other comprehensive income on the accompanying balance sheets.

Property and Equipment

Property and equipment is recorded at cost, net of accumulated depreciation and amortization and is comprised of a building and office furniture and equipment. The building is depreciated using the straight-line method over the estimated useful life of 40 years. Office furniture and equipment is depreciated using the double-declining method or the straight-line method over the estimated useful lives of 3 to 7 years.

Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is recognized in the accompanying statements of operations and comprehensive loss for the period.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized on long-lived assets when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of the assets. In such cases, the carrying value of these assets are adjusted to their estimated fair values and assets held for sale are adjusted to their estimated fair values less selling expenses. No impairment losses of long-lived assets were recognized for the nine months ended September 30, 2017 and 2016.

F-25

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company has elected to be treated as a limited liability company with a S Corporation election for income tax purposes. Under federal and Arizona law, the taxable income or loss of a limited liability company is included in the member’s income tax returns.

In conjunction with the Company’s August 2017 conversion to a Delaware C-Corporation, it is the Company’s intention to terminate its S Corporation status for income tax purposes effective January 1, 2018.

The Company follows the provisions of uncertain tax positions as addressed in FASB ASC Subtopic 740-10-65-1, Income Taxes. The Company has no such tax positions as of both September 30, 2017 and December 31, 2016, for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties as of September 30, 2017 and December 31, 2016.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state and local income tax authorities for returns filed for the prior four years. There are no examinations currently pending.

Sales Taxes

FASB ASC Subtopic 605-45, Revenue Recognition – Principal Agent Considerations, provides that the presentation of taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions (e.g. sales, use, and excise taxes) between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, the amounts of those taxes should be disclosed in the financial statements for each period for which a statement of operations and comprehensive loss is presented if those amounts are significant. Sales taxes were recorded on a net basis. Included in accrued expenses at September 30, 2017 and December 31, 2016 is approximately $40,000 and $32,000, respectively, related to sales taxes.

F-26

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Shipping and Handling Costs

The Company included shipping and handling costs in cost of sales on the accompanying statements of operations and comprehensive loss for the nine months ended September 30, 2017 and 2016.

Advertising

Advertising costs are expensed as incurred. Total advertising expenses amounted to $5,253 and $18,494 and are included in selling, general and administrative expenses on the accompanying statements of operations and comprehensive loss for the nine-months ended September 30, 2017 and 2016, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. Total research and development costs amounted to $4,000 during the nine months ended September 30, 2017 and are included in selling, general and administrative expenses on the accompanying statement of operations and comprehensive loss. There were no research and development costs for the nine months ended September 30, 2016.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations and comprehensive loss. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new accounting guidance, which is effective for the Company beginning on January 1, 2020.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”).  ASU 2015-11 requires that inventory be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this update do not apply to inventory that is measured using last-in, first-out (“LIFO”) or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using FIFO or average cost. ASU 2015-11 is effective for private entities for annual reporting periods beginning after December 15, 2016, with early adoption permitted. The Company adopted ASU 2015-11 effective January 1, 2017 which did not have a material impact on the Company’s financial statements.

F-27

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 supersedes existing revenue recognition guidance, including ASC 605-35. ASU 2014-09 outlines a single set of comprehensive principles for recognizing revenue under US GAAP. Among other things, it requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time. These concepts, as well as other aspects of ASU 2014-09, may change the method and/or timing of revenue recognition for some of the Company’s contracts. ASU 2014-09 may be applied either retrospectively or through the use of a modified-retrospective method. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments of ASU 2015-14 defer the effective date of ASU 2104-09 for all entities by one year. Private companies should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018. Earlier adoption is permitted only as of annual reporting periods beginning after December 15, 2016. The Company is currently evaluating methods of adoption as well as the impact that adoption of this guidance will have on its financial statements.

F-28

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of:

	September 30, 2017	December 31, 2016
Building	$875,000	$875,000
Office furniture and equipment	24,987	24,987
	899,987	899,987
Less: accumulated depreciation and amortization	(75,921)	(59,514)
	$824,066	$840,473

Depreciation and amortization expense related to property and equipment was $16,407 and $16,615 for the nine months ended September 30, 2017 and 2016, respectively, and is included in selling, general and administrative expenses on the accompanying statements of operations and comprehensive loss.

NOTE 4.	REVOLVING LINES OF CREDIT

In November 2010, the Company obtained a revolving line of credit (the “Revolver”) with a financial institution that expires 48 months subsequent to the Final Availability Date, as defined, or November 2017, with maximum available borrowings up to $200,000, up until the Final Availability Date. The Company is in the process of re-negotiating the Revolver and intends to extend the line of credit for another five years. The Revolver is collateralized by substantially all the Company’s assets. The interest rate is based on the prime rate plus 4%, or 8.25% as of September 30, 2017 and 7.75% as of December 31, 2016. Interest on the Revolver is payable monthly in arrears in an amount equal to the actual accrued interest or $100, whichever is greater. Subsequent to the Final Availability Date, monthly payments of principal in the amount of 1/84th of the unpaid principal immediately following the Final Availability Date is due. The outstanding principal and interest is due upon maturity. The outstanding balance on the Revolver was $90,121 and $111,583 as of September 30, 2017 and December 31, 2016, respectively. The Revolver is personally guaranteed by the Company’s stockholder. The line of credit does not contain any financial covenants.

In May 2015, the Company obtained a revolving line of credit (the “Advance”) with a financial institution that was repaid in full in April 2016. The Advance allowed for maximum available borrowings up to $250,000. The Advance was collateralized by the Company’s securities account held at the financial institution. Payment terms were dependent on the type of advance specified by the Company and agreed to by the financial institution. The line of credit did not contain any financial covenants.

F-29

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 5.	LONG-TERM DEBT

Note Payable

In March 2015, the Company entered into an $850,000 note payable (the “Original Note Payable”) with a third-party to finance the purchase of its office building (see note 8). The Original Note Payable was collateralized by a deed of trust in the office building. During 2015, the Company refinanced the Original Note Payable with bank debt and a new note payable (“Note Payable”) for the unpaid principal balance.

The Note Payable, effective December 31, 2015, was issued for a principal amount of $157,000. Interest will begin accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding balance on the Note Payable at September 30, 2017 and December 31, 2016 was $157,000.

Bank Debt

In September 2015, the Company entered into a credit agreement for a $700,000 term loan with a financial institution. Payment terms consist of monthly payments in arrears of $3,547 for the first year outstanding. The monthly payment then increases to $4,574 until the term loan matures on September 30, 2025, in which the remaining unpaid principal balance and accrued interest is due. The interest rate for the first year was 1.99% per annum, and increased to 4.95% per annum for the remaining life of the term loan. The term loan is collateralized by a deed of trust in the office building. The net principal balance outstanding on the term loan at September 30, 2017 and December 31, 2016 was $646,351 and $660,744, respectively. The term loan is personally guaranteed by the Company’s stockholder.

Related Party Notes Payable

In October 2013, the Company entered into a $45,000 note payable with a related party (see note 6). Interest will begin accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding principal balance on the related party note payable at September 30, 2017 and December 31, 2016 was $44,000 and $45,000, respectively.

In July 2017, the Company entered into a $250,000 promissory note with its stockholder. The promissory note will begin accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on September 30, 2020.

F-30

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 5.	LONG-TERM DEBT (CONTINUED)

Related Party Notes Payable (Continued)

Future aggregate maturities of long-term debt are as follows:

For the Years Ending September 30:
2018	$23,402
2019	24,587
2020	275,832
2021	228,140
2022	28,515
Thereafter	516,875
$1,097,351

The long-term debt agreements do not contain any financial covenants.

NOTE 6.	RELATED PARTY TRANSACTIONS

The Company has a promissory note with a related party for $45,000 (see note 5).

Included in the accompanying balance sheets is $152,943 and $103,677 of amounts due from the Company’s stockholder as of September 30, 2017 and December 31, 2016, respectively. The amounts due are non-interest bearing and are payable upon demand. The Company has waived its rights to demand full repayment until at least October 1, 2018. Accordingly, the amounts have been classified as a long-term asset on the accompanying balance sheets.

In June 2017, the Company’s stockholder, who is also the Company’s Chief Executive Officer, received capital distributions totaling $24,000.

NOTE 7.	STOCKHOLDER’S DEFICIT

As of December 31, 2016 and 2015, the sole member owned 100% of the Company’s membership interest. The member’s liability for the debts and obligations of the Company were limited as set forth in the Arizona Limited Liability Company Act and other applicable law.

The Company converted to a C-Corporation in the State of Delaware on August 23, 2017. In conjunction with the conversion, the Company authorized the issuance of up to 25 million shares of common stock with a par value of $.00001 per share. Of the 25 million authorized shares, 15 million shares are issued and outstanding to the Company’s sole stockholder as of September 30, 2017 (see Income Taxes section at Note 2).

F-31

ElectroMedical Technologies, INC.

Notes to INTERIM Financial Statements

SEPTEMBER 30, 2017

(Unaudited)

NOTE 8.	COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is subject to various loss contingencies and assessments arising in the normal course of the business, some of which relate to litigation, claims, property taxes and sales and use tax or goods and services tax assessments. The Company considers the likelihood of the loss or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies and assessments. An estimated loss contingency or assessment is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management regularly evaluates current information available to them to determine whether such accruals should be adjusted. Based on the information presently available, including discussion with counsel and other consultants, management believes that resolution of these matters will not have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows.

Operating Leases

The Company is obligated under certain non-cancellable operating leases for its corporate vehicles, which expire on various dates through February 2018. Monthly rent on the non-cancellable operating leases was approximately $1,400 during the nine months ended September 30, 2017 and 2016. Total rental expense amounted to $8,547 and $8,159 for the above periods, respectively, and is included in selling, general and administrative expenses in the accompanying statements of operations and comprehensive loss.

Future Commitments

The Company has a commitment, under an agreement, to make certain payments totaling $71,530 through September 2019.

In March and April 2017, the Company held a promotion whereby customers who made purchases during the promotional period would receive credits towards either future purchases of product through September 1, 2017 or shares of stock in a future placement of stock. Credits totaling $171,930 were earned by such customers of which $1,010 has been applied to product sales as of September 30, 2017.

NOTE 9.	SUBSEQUENT EVENTS

The Company has evaluated events that have occurred subsequent to September 30, 2017 and determined that there are no subsequent events or transactions that required recognition or disclosure in the financial statements.

F-32

PART III

INDEX TO EXHIBITS

1. Managing Broker-Dealer FinTech Clearing, LLC*
2.1 Certificate of Incorporation*
2.2 Bylaws*
4. Form of Subscription Agreement*
6.1 Promissory Note (Matthew Wolfson)*
6.2 Promissory Note (Nikolai Ogorodnikov)*
6.3 2017 Employee and Consultant Stock Ownership Plan*
8. Offering Deposit Account Agency Agreement*
11. Consent of Holthouse Carlin & Van Trigt LLP*
12. Attorney opinion on legality of the offering*
13. “Test the waters” materials*

* Previously filed.

38

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, State of Arizona, on January 23, 2018.

Electromedical Technologies, Inc.

/s/ Matthew N. Wolfson
By Matthew N. Wolfson
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew N. Wolfson
Matthew N. Wolfson, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director
Date: January 23, 2018

39